TERMS AGREEMENT

                       6 1/2% Notes Due February 15, 2006


                                                              February 14, 1996



Universal Corporation
1501 North Hamilton Street
Richmond, Virginia  23260

Dear Sirs:

                  Universal Corporation, a Virginia corporation (the "Company"), and Dillon, Read & Co. Inc. and Wheat, First Securities, Inc. (the "Underwriters") have entered into an Underwriting Agreement (the "Underwriting Agreement"), dated February 14, 1996 relating to the issuance from time to time by the Company of its debt securities under an indenture (the "Indenture"), dated as of February 1, 1991, between the Company and Chemical Bank, as Trustee. This Terms Agreement, relating to the Securities referred to below, is being entered into pursuant to the Underwriting Agreement. Capitalized terms used herein and not otherwise defined have the meanings given them in the Underwriting Agreement.

                  The Underwriters understand that the Company proposes to issue and sell $100,000,000 aggregate principal amount of 6.50% Notes Due February 15, 2006 (the "Securities"). Subject to the terms, conditions, representations and warranties set forth or incorporated by reference herein, the Company agrees to sell to the Underwriters and the Underwriters severally agree to purchase from the Company the principal amount of the Securities set forth next to such Underwriter's name in Exhibit A hereto at 99.723% of the principal amount thereof plus accrued interest from February 20, 1996, if any, to the Closing Date referred to below. The Prospectus Supplement with respect to the Purchased Securities is dated February 14, 1996 and includes the Basic Prospectus dated February 5, 1996.

                  The Underwriters will pay for such Securities upon delivery thereof in New York, New York at 10:00 a.m. (New York time) on February 20, 1996 (the "Closing Date") by wire transfer of immediately available funds, or at such other time on the Closing Date as shall be agreed upon by the Company and the Underwriters.

                  The Purchased Securities shall be issued in book-entry form and shall have the following terms:

         (a)     Interest:                  6.50% per annum

         (b)     Maturity:                  February 15, 2006

         (c)     Initial Public
                 Offering Price:            99.723% of the principal
                                            amount of the  Purchased  Securities
                                            plus accrued  interest from February
                                            20, 1996, if any.

         (d)     Interest Payment
                 Dates:                     February 15 and August 15,
                                            commencing August 15, 1996.

         (e)     Regular Record
                 Dates:                     February 1 and August 1
                                            next preceding such interest
                                            payment date.

         (f)     Optional Redemption:       None.


                 All provisions contained in the Underwriting Agreement are incorporated by reference herein in their entirety and shall be deemed to be part of this Agreement to the same extent as if such provisions had been set forth in full herein.

                 This   Agreement   shall  be  governed  by,  and  construed  in
accordance with, the laws of the State of New York.

                 This instrument may be signed by the parties in counterparts which together shall constitute one and the same agreement between the parties and shall become effective at such time as each of the parties shall have signed such counterparts and shall have notified the other party thereof.


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



                 Please confirm your agreement herewith by having an authorized officer sign a copy of this Agreement in the space provided below:

                                            Very truly yours,

                                            DILLON, READ & CO. INC.
                                            WHEAT, FIRST SECURITIES, INC.
                                               as Underwriters


                                            By:  Robert E. Weeden
                                                 Managing Director


Accepted and Agreed to as of
the Date First Above Written:

UNIVERSAL CORPORATION


By: Karen M.L. Whelan
    Vice President and Treasurer

                                    EXHIBIT A


                                                 Principal Amount
            Name                                    of Notes

Dillon, Read & Co. Inc.....................       $ 70,000,000
Wheat, First Securities, Inc...............         30,000,000
                                                  ------------

                                    Total:        $100,000,000



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